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                                                                  Exhibit - 12.1

           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
       OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                          Mellon Financial Corporation
                             (parent corporation)(a)

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                                                                                      Year ended Dec. 31,
(dollar amounts in millions)                                      2001          2000         1999         1998         1997
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
1.   Income before income taxes and
      equity in undistributed net
      income of subsidiaries                                     $ 645        $  845        $ 707        $ 253        $ 352

2.   Fixed charges: interest expense,
      one-third of rental expense net
      of income from subleases and
      amortization of debt issuance costs                          236           237          224          205          175
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3.   Income before income taxes
      and equity in undistributed
      net income of subsidiaries,
      plus fixed charges (line 1 + line 2)                       $ 881        $1,082        $ 931        $ 458        $ 527
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4.   Preferred stock dividend
      requirements(b)                                            $   -        $    -        $   -        $  13        $  32
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5.   Ratio of earnings (as defined)
      to fixed charges (line 3 divided by line 2)                 3.73          4.56         4.15         2.24         3.01

6.   Ratio of earnings (as defined)
      to combined fixed charges and
      preferred stock dividends
      [line 3 divided by (line 2 + line 4)]                       3.73          4.56         4.15         2.10         2.55
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(a)  The parent corporation ratios include the accounts of Mellon Financial
     Corporation (the "Corporation") and Mellon Funding Corporation, a wholly owned subsidiary of the Corporation that functions as a financing entity for the Corporation and its subsidiaries by issuing commercial paper and other debt guaranteed by the Corporation, and Mellon Capital I and Mellon
     Capital II, special purpose business trusts formed by the Corporation, that exist solely to issue capital securities. Because these ratios exclude from earnings the equity in undistributed net income (loss) of subsidiaries, these ratios vary with the payment of dividends by such subsidiaries.
(b)  Preferred stock dividend requirements for all years presented represent the pretax amounts required to cover preferred stock dividends.